Exhibit 99.1

HACKENSACK, NJ, January 9, 2015 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the year and quarter ended October 31, 2014. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share and rental rates)	Year Ended October 31,		Quarter Ended October 31,
	2014	2013	2014	2013
* Net Income Per Share-Basic & Diluted	$1.69	$1.07	$0.09	$0.46
* Dividends Per Share	$1.20	$1.56	$0.30	$0.66
* AFFO Per Share-Basic & Diluted	$1.40	$1.30	$0.35	$0.38
* AFFO Payout	85.7%	120.0%	85.7%	173.7%

* Segment NOI	$23,423	$23,246	$5,734	$5,896
* Average Residential Occupancy (a)	95.4%	92.8%	96.4%	92.9%
* Average Commercial Occupancy (b)	82.3%	81.9%	81.4%	83.4%

* Average residential rental rate (per month)	$1,703	$1,683
* Average commercial re-leasing rates (per sq.ft.)	$22.83	$18.70
* Total Assets	$305,317	$244,251
* Total Equity	$29,846	$23,805
(a) Includes occupancy for the Regency apartments, acquired in June 2014. Average occupancy for the Regency was at 99.5% for the YTD and quarter periods.
(b) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is currently 83% leased and 81% occupied.

RESULTS OF OPERATIONS

Year End Results (Per share represents basic and diluted share amounts)

•	Funds From Operations (“FFO”) was $9.2 million, or $1.33 per share, as compared to $10.5 million, or $1.51 per share, for the prior year period.
•	Adjusted Funds From Operations (“AFFO”) modifies FFO for unique revenue and expense items, which the Company believes are germane to the measurement of the Company’s ongoing operating performance, such as: capital improvements, deferred rents, and acquisition expenses. AFFO was $9.7 million, or $1.40 per share, as compared to $9.0 million, or $1.30 per share, for the prior year period.
•	Net income attributable to common equity was $11.7 million, or $1.69 per share, compared to $7.5 million, or $1.07 per share, for the prior year period.

Fourth Quarter Results (Per share represents basic and diluted share amounts)

•	FFO was $2.4 million, or $0.34 per share, as compared to $2.9 million, or $0.41 per share, for the prior year period.
•	AFFO was $2.4 million, or $0.35 per share, compared to $2.6 million, or $0.38 per share for the prior year period.
•	Net income attributable to common equity was $0.6 million, or $0.09 per share, or $3.2 million or $0.46 per share for the prior year period.

Acquisitions and Dispositions – Increased Cash Flow

On December 20, 2013, FREIT sold its South Brunswick property, which consisted of vacant land, for $11 million, resulting in a net capital gain of approximately $8.7 million. FREIT structured this sale, so that the sale proceeds could be reinvested in a manner that qualifies it as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code. This resulted in a deferral for income tax purposes of the $8.7 million capital gain. The reinvestment was completed on June 18, 2014 with the acquisition of the Regency Club, a residential apartment complex located in Middletown, New York. This transaction effectively converted a non-income producing, non-cash producing asset to one that produces net income and cash flow that will benefit shareholders.

2

Financing Activities

On December 9, 2013, Grande Rotunda, LLC, a 60% owned affiliate, closed on a construction loan with Wells Fargo Bank for up to $120 million to be used to fund the major redevelopment and expansion project at the Rotunda. The construction loan is for a term of four (4) years, with one 12-month extension, at a rate of 225 basis points over the monthly LIBOR.

Development Activity

The Rotunda property in Baltimore, MD is an 11.5 acre site containing a 138,000 sq. ft. office building and approximately 78,000 sq. ft. of retail space on the lower level of the office building. During the past fiscal year FREIT began a major development / renovation of The Rotunda that will include renovations to the office building, construction of 379 residential apartment units, an additional 170,675 sq. ft. of retail space, and over 864 above level parking spaces. Approximately $52.5 million has been incurred through October 31, 2014.

Common Stock Repurchases and Dividends

During December 2013 and September 2014 FREIT purchased 20,400 and 100,572 shares of its common stock, respectively. The total cost was $2.2 million, or $18.30 per share. We feel that the per share cost was favorable and outstanding share reduction will benefit existing shareholders.

During the fourth quarter FREIT declared a quarterly dividend of $.30 per share. This raised the annual dividend to $1.20 per share.

 Table of Revenue & Net Income Components

	Years Ended October 31,				Quarter Ended October 31,
	2014		2013	Change	2014		2013	Change
	(in thousands, except per share)				(in thousands, except per share)
Revenues:
Commercial properties	$22,310		$22,840	$(530)	$5,619		$5,973	$(354)
Residential properties	20,419		18,497	1,922	5,473		4,686	787
Total real estate revenues	42,729		41,337	1,392	11,092		10,659	433

Operating Expenses:
Real estate operations	19,420		18,127	1,293	5,333		4,657	676

General and administrative	1,396		1,623	(227)	174		349	(175)

Depreciation	6,346		6,233	113	1,692		1,700	(8)

Investment income	(184)		(191)	7	(51)		(41)	(10)

Financing costs	11,309		11,945	(636)	2,875		2,913	(38)

Net income attributable to noncontrolling interests in subsidiaries	(507)		(493)	(14)	(54)		(39)	(15)

Adjusted income from operations	3,935		3,107	828	1,015		1,042	(27)

Early lease termination adjustment	(371	)(a)	—	(371)	(371	)(a)	—	(371)

Acquisition costs-Regency	(648	)(b)	—	(648)	—		—	—

Income (loss) from discontinued operations	7		797	(790)	—		(14)	14

Gain on sale of discontinued operations	8,734		3,545	5,189	—		2,169	(2,169)

Net income attributable to common equity	$11,657		$7,449	$4,208	$644		$3,197	$(2,553)

Earnings per share - basic and diluted:
Adjusted income from operations	$0.57		$0.45	$0.12	$0.15		$0.15	—
Early lease termination adjustment	(0.05)		—	(0.05)	(0.06)		—	(0.06)
Acquisition costs-Regency	(0.10)		—	(0.10)	—		—	—
Discontinued operations	1.27		0.62	0.65	—		0.31	(0.31)
Net income attributable to common equity	$1.69		$1.07	$0.62	$0.09		$0.46	$(0.37)

Weighted average shares outstanding - basic and diluted	6,908		6,942		6,858		6,942

(a) Expense related to early lease termination of G-Mart at Westridge Square shopping center. $298 relates to write-off of straight-line rent receivable balance for G-Mart, and $73 relates to write-off of deferred leasing commissions balance for G-Mart.

(b) Transaction costs related to the acquisition of the Regency apartment complex in June 2014.

3

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, under market lease amortization, straight-line rents, acquisition expenses, FFO from discontinued operations and recurring capital improvements on our residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Years Ended October 31,		Quarter Ended October 31,
	2014	2013	2014	2013
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income (b)	$12,164	$7,942	$698	$3,237
Depreciation of consolidated properties	6,346	6,233	1,692	1,700
Depreciation of discontinued operations	—	11	—	1
Amortization of deferred leasing costs	391	295	170	91
Gain on sale of discontinued operations	(8,734)	(3,545)	—	(2,168)
Distributions to noncontrolling interests	(975)	(462)	(210)	—
FFO	$9,192	$10,474	$2,350	$2,861

Per Share - Basic and Diluted	$1.33	$1.51	$0.34	$0.41

(a) As prescribed by NAREIT.
(b) Includes net income attributable to noncontrolling interests in subsidiaries.

Adjusted Funds From Operations ("AFFO")

FFO	$9,192	$10,474	$2,350	$2,861
Amortization of acquired leases	21	24	5	6
Deferred rents (straight lining)	391	12	268	(114)
Acquisition expenses - Regency Apartments	648	—	—	—
Less: FFO from discontinued operations	(7)	(808)	—	13
Capital improvements - apartments	(549)	(681)	(198)	(139)
AFFO	$9,696	$9,021	$2,425	$2,627

Per Share - Basic and Diluted	$1.40	$1.30	$0.35	$0.38

Weighted Average Shares Outstanding:
Basic and Diluted	6,908	6,942	6,858	6,942

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $305 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

4